PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 4,	November 3,
	2014	2013
Assets

Current assets:
Cash and cash equivalents	$191,828	$215,615
Accounts receivable	97,654	73,357
Inventories	21,923	18,849
Other current assets	29,406	10,645

Total current assets	340,811	318,466

Property, plant and equipment, net	534,065	422,740
Investment in joint venture	93,085	93,124
Intangible assets, net	32,767	34,080
Other assets	20,282	17,519

	$1,021,010	$885,929

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$10,231	$11,818
Accounts payable and accrued liabilities	121,174	92,769

Total current liabilities	131,405	104,587

Long-term borrowings	158,691	182,203
Other liabilities	21,175	11,308

Photronics, Inc. shareholders' equity	603,121	585,314
Noncontrolling interests	106,618	2,517
Total equity	709,739	587,831

	$1,021,010	$885,929